Exhibit (m)(1)(i)

AMENDED SCHEDULE A

with respect to the

NINTH AMENDED AND RESTATED

DISTRIBUTION AND SERVICE PLAN

for

VOYA EQUITY TRUST

	Maximum Class A Combined	Maximum Class C Combined
Fund	Distribution and Service Fees	Distribution and Service Fees
Voya Large Cap Value Fund	0.25%	1.00%
Voya MidCap Opportunities Fund	0.25%	1.00%
Voya SmallCap Opportunities Fund	0.25%	1.00%
Voya U.S. High Dividend Low	0.25%	N/A
Volatility Fund

AMENDED SCHEDULE B

with respect to the

NINTH AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

for

VOYA EQUITY TRUST

Fund

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya SmallCap Opportunities Fund

Voya U.S. High Dividend Low Volatility Fund